Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 23, 2025

Relating to Preliminary Prospectus Supplement dated September 23, 2025

Registration Statement No. 333-280893

Final Term Sheet

Dated September 23, 2025

Issuer:	Lowe’s Companies, Inc.

Ratings* (Moody’s/S&P):	Baa1 / BBB+

Trade Date:	September 23, 2025

Settlement Date (T+5)**:	September 30, 2025

Special Mandatory Redemption:	If the Issuer does not consummate the FBM Acquisition on or prior to August 19, 2027 or if, on or prior to such date, the Purchase Agreement is terminated, then the Issuer will be required to redeem all of the Notes of each series at a redemption price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date.

3.950% Notes due 2027

Aggregate Principal Amount Offered:	$650,000,000

Maturity Date:	October 15, 2027

Coupon (Interest Rate):	3.950% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2026

Benchmark Treasury:	UST 3.625% due August 31, 2027

Benchmark Treasury Price / Yield:	100-017⁄8 / 3.592%

Spread to Benchmark Treasury:	0.370% (37 basis points)

Yield to Maturity:	3.962%

Public Offering Price:	99.975% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$649,837,500

Make-Whole Call:	T + 10 basis points

CUSIP / ISIN:	548661 ET0 / US548661ET01

4.000% Notes due 2028

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	October 15, 2028

Coupon (Interest Rate):	4.000% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2026

Benchmark Treasury:	UST 3.375% due September 15, 2028

Benchmark Treasury Price / Yield:	99-143⁄4 / 3.567%

Spread to Benchmark Treasury:	0.470% (47 basis points)

Yield to Maturity:	4.037%

Public Offering Price:	99.893% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$749,197,500

Make-Whole Call:	Prior to the date that is one month prior to the Maturity Date at T + 10 basis points

Par Call:	On or after one month prior to the Maturity Date

CUSIP / ISIN:	548661 EU7 / US548661EU73

4.250% Notes due 2031

Aggregate Principal Amount Offered:	$1,100,000,000

Maturity Date:	March 15, 2031

Coupon (Interest Rate):	4.250% per annum

Interest Payment Dates:	March 15 and September 15 of each year, beginning March 15, 2026

Benchmark Treasury:	UST 3.625% due August 31, 2030

Benchmark Treasury Price / Yield:	99-26 / 3.666%

Spread to Benchmark Treasury:	0.620% (62 basis points)

Yield to Maturity:	4.286%

Public Offering Price:	99.828% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$1,098,108,000

Make-Whole Call:	Prior to the date that is one month prior to the Maturity Date at T + 10 basis points

Par Call:	On or after one month prior to the Maturity Date

CUSIP / ISIN:	548661 EV5 / US548661EV56

4.500% Notes due 2032

Aggregate Principal Amount Offered:	$1,300,000,000

Maturity Date:	October 15, 2032

Coupon (Interest Rate):	4.500% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2026

Benchmark Treasury:	UST 3.875% due August 31, 2032

Benchmark Treasury Price / Yield:	100-013⁄4 / 3.866%

Spread to Benchmark Treasury:	0.670% (67 basis points)

Yield to Maturity:	4.536%

Public Offering Price:	99.783% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$1,297,179,000

Make-Whole Call:	Prior to the date that is two months prior to the Maturity Date at T + 15 basis points

Par Call:	On or after two months prior to the Maturity Date

CUSIP / ISIN:	548661 EW3 / US548661EW30

4.850% Notes due 2035

Aggregate Principal Amount Offered:	$1,200,000,000

Maturity Date:	October 15, 2035

Coupon (Interest Rate):	4.850% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning April 15, 2026

Benchmark Treasury:	UST 4.250% due August 15, 2035

Benchmark Treasury Price / Yield:	101-04 / 4.110%

Spread to Benchmark Treasury:	0.770% (77 basis points)

Yield to Maturity:	4.880%

Public Offering Price:	99.761% of principal amount, plus accrued interest from the expected Settlement Date

Net Proceeds (before expenses):	$1,197,132,000

Make-Whole Call:	Prior to the date that is three months prior to the Maturity Date at T + 15 basis points

Par Call:	On or after three months prior to the Maturity Date

CUSIP/ISIN:	548661 EX1 / US548661EX13

***

Joint Book Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC

Passive Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Mizuho Securities USA LLC
Truist Securities, Inc.

Co-Managers:	Loop Capital Markets LLC
BMO Capital Markets Corp.

*	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.
**

We expect that delivery of the Notes will be made against payment therefor on the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Any capitalized term used in this Final Term Sheet but not defined herein has the meaning assigned to such term in the preliminary prospectus supplement, dated September 23, 2025, relating to the Notes offered hereby.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.